UNIVERSAL CORPORATION LOGO
 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594
--------------------------------------------------------------------------------
                                  PRESS RELEASE

                          CONTACT                          RELEASE
                   Karen M. L. Whelan                     4:30 p.m. Eastern Time
              Phone:   (804) 359-9311
              Fax:     (804) 254-3594
                Email:    investor@universalleaf.com

          Universal Corporation Reports Higher Second Quarter Earnings
                   Richmond, VA, February 1, 2001 / PRNEWSWIRE

     Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, announced today that the company's earnings improved in the second quarter of fiscal year 2001, in line with management's expectation. Net income for the three-month period ended December 31, 2000, was $27.9 million, or $1.01 per diluted share, compared to $26.1 million, or $.85 per diluted share, in the second quarter of fiscal year 2000. Net income for the six months was $52.8 million, or $1.90 per diluted share, compared to $55.7 million, or $1.78 per diluted share last year. Earnings per share in both periods benefited from a reduction in the average shares outstanding as a result of the Company's continuing share repurchase program. As of December 31, 2000, the Company had purchased approximately 9 million shares, for a total cost of about $240 million out of the $300 million authorized. Gross revenues were $1 billion dollars for the quarter and $1.6 billion for the six months compared to $1 billion for the three months and $1.8 billion for the first six months of fiscal year 2000.

Tobacco earnings were higher in the quarter and year to date primarily in response to lower costs in the United States associated with operating fewer processing facilities. Foreign tobacco operations continued to perform well, although quarterly comparisons were impacted by delayed shipments from Zimbabwe due to the late opening of the auctions in that country. Universal expects the bulk of Zimbabwe's shipments to take place before the end of this fiscal year. Dark tobacco volumes were negatively affected in the quarter by shipment delays. Those shipments should occur later in this fiscal year.

Non-tobacco earnings grew slightly in the quarter but continued to lag last year's performance for the six months. The appreciation of the dollar against the euro (up 19% for the quarter and 16% for the six months) severely penalized the company's lumber and building products operations, which are euro-based. In euro terms, the overall performance of these operations was good. Agri-products

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                                                           Universal Corporation
                                                                          Page 2


were higher in the quarter, reflecting improved market conditions for tea and dried fruit and nuts. However, very competitive conditions for confectionery sunflower seeds continued in the quarter and adversely affected results for the quarter and the six months.

Commenting on the quarter, Mr. Harrell said, "We reported to you three months ago that a number of factors were combining to increase the volatility of quarterly earnings and to make quarterly earnings comparisons more difficult, including timing of shipments and currency fluctuations, particularly the euro. Nevertheless, we are pleased that in spite of these challenges, Universal was able to achieve a good earnings performance in the quarter." Looking to the remainder of the fiscal year, he noted, "World market conditions are beginning to improve for tobacco as leaf demand appears to be strengthening and unsold leaf inventories are declining. In addition, the U.S. dollar has weakened against the euro recently, which suggests more favorable earnings translations going forward for our lumber and building products distribution businesses. Although uncertainties remain, we expect to have a successful year."

The company cautions readers that any forward-looking statements contained herein are based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the company's products and services, costs incurred in providing these products and services, timing of shipments to customers, changes in market structure, and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the euro. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management's Discussion and Analysis section of the company's Annual Report on Form 10-K for the year ended June 30, 2000, as filed with the Securities and Exchange Commission. For more information, visit Universal's web site at www.universalcorp.com.

At 9:00 a.m. (Eastern Time) on February 2, 2001, the company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.streetevents.com or www.universalcorp.com at that time. A replay of the call will also be available for seven days at those web sites or by dialing 888-203-1112, pass code 717286.



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
                                                           Universal Corporation
                                                                          Page 3

                                   UNIVERSAL CORPORATION
                               UNAUDITED STATEMENTS OF INCOME
                     FOR THE QUARTERS ENDED DECEMBER 31, 2000 AND 1999
                      (Dollars in thousands, except per-share amounts)

                                                                        Three Months
                                                                    2000             1999
                                                                    -----            ----
Sales and other operating revenues                               $995,062       $1,032,453
Costs and expenses
   Cost of goods sold                                             853,756          891,657
   Selling, general and administrative                             78,151           81,389
                                                                 --------       ----------


Operating income                                                   63,155           59,407
    Equity in pretax earnings of unconsolidated affiliates            523            (674)
    Interest expense                                               17,279           14,764
                                                                 --------       ----------

Income before income taxes and other items                         46,399           43,969
    Income taxes                                                   15,550           15,829
    Minority interests                                              2,987            1,992
                                                                 --------       ----------

Net income                                                       $ 27,862       $   26,148
                                                                 ========       ==========

Earnings per share                                                  $1.02            $ .85
Diluted earnings per share                                          $1.01            $ .85

Denominator for earnings per share (weighted average shares)
      Basic                                                    27,428,352       30,806,630
      Diluted                                                  27,528,106       30,809,151


See accompanying notes.


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
                                                           Universal Corporation
                                                                          Page 4

                                        UNIVERSAL CORPORATION
                                    UNAUDITED STATEMENTS OF INCOME
                         FOR THE SIX MONTHS ENDED DECEMBER 31, 2000 AND 1999
                           (Dollars in thousands, except per-share amounts)

                                                                                 Six Months
                                                                            2000                1999
                                                                            ----                ----
Sales and other operating revenues                                    $1,645,827          $1,819,459
Costs and expenses
    Cost of goods sold                                                 1,382,938           1,552,708
    Selling, general and administrative                                  147,798             155,763
                                                                      ----------          ----------


Operating income                                                         115,091             110,988
    Equity in pretax earnings of unconsolidated affiliates                 1,872               5,922
    Interest expense                                                      32,108              26,540
                                                                      ----------          ----------

Income before income taxes and other items                                84,855              90,370
    Income taxes                                                          30,548              32,533
    Minority interests                                                     1,480               2,187
                                                                      ----------          ----------

Net income                                                            $   52,827          $   55,650
                                                                      ==========          ==========

Earnings per share                                                         $1.90               $1.78
Diluted earnings per share                                                 $1.90               $1.78

Denominator for earnings per share (weighted average shares)
      Basic                                                           27,741,728          31,247,956
      Diluted                                                         27,794,335          31,258,548



See accompanying notes.


                                            -- M O R E --

                                                           Universal Corporation
                                                                          Page 5


     NOTES
1. The company's operations are seasonal; therefore, the results of operations for the three- and six-month periods ended December 31, 2000, are not necessarily indicative of results to be expected for the year ending June 30, 2001. All adjustments necessary to state fairly the results for such period have been included and were of a normal recurring nature. Certain amounts in prior year's financial statements have been reclassified to conform to the current year's presentation.

2. Contingencies: At December 31, 2000, total exposure under guarantees issued for banking facilities of unconsolidated affiliates and suppliers was approximately $49 million. Other contingent liabilities approximated $17 million and related to performance bonds, value-added tax guarantees, and accounts receivable sold with recourse. The company's Brazilian subsidiaries have been notified by the tax authorities of proposed adjustments to the income tax returns filed in prior years. The total contingent liability, including penalties and interest, approximates $23 million. The company believes the Brazilian tax returns filed were in compliance with the applicable tax code. The numerous proposed adjustments vary in complexity and amounts. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the company believes that the ultimate disposition will not have a material adverse effect on the company's consolidated financial position or results of operations.

3.   Comprehensive income  (in thousands)
------------------------------------------------------ ----------------------------- -------------------------------
                                                               Three months                    Six months
------------------------------------------------------ ----------------------------- -------------------------------
Periods ended December 31,                                 2000           1999           2000            1999
------------------------------------------------------ ------------- --------------- -------------- ----------------
 Net income                                              $27,862        $26,148         $52,827         $55,650
 Foreign currency translation adjustment                 (10,151)        (4,661)        (9,926)          (3,838)
------------------------------------------------------ ------------- --------------- -------------- ----------------
     Comprehensive income                                $17,711        $21,487         $42,901         $51,812
====================================================== ============= =============== ============== ================

4.   Reportable segment data  (in thousands)
------------------------------------------------- ------------------------------- --------------------------------
 Sales and other operating revenues                        Three months                     Six months
------------------------------------------------- --------------- --------------- ---------------- ---------------
Periods ended December 31,                                2000           1999            2000           1999
------------------------------------------------- --------------- --------------- ---------------- ---------------
 Tobacco                                                $758,076      $  767,945       $1,160,321      $1,281,718
 Lumber and building products                            123,038         138,801          252,700         280,822
 Agri-products                                           113,948         125,707          232,806         256,919
------------------------------------------------- --------------- --------------- ---------------- ---------------
 Total                                                  $995,062      $1,032,453       $1,645,827      $1,819,459
================================================= =============== =============== ================ ===============

--------------------------------------------------- ----------------------------- --------------------------------
Operating income                                            Three months                    Six months
--------------------------------------------------- ------------ ---------------- --------------- ----------------
Periods ended December 31,                             2000           1999             2000            1999
--------------------------------------------------- ------------ ---------------- --------------- ----------------
Tobacco                                                 $58,411          $52,964        $105,191         $102,213
Lumber and building products                              6,100            6,724          13,750           15,533
Agri-products                                             4,053            3,578           7,810            8,636
                                                    ------------ ---------------- --------------- ----------------
Total segments                                           68,564           63,266         126,751          126,386

Less:  Corporate expenses                                 4,886            4,533           9,788            9,472
           Equity in pretax earnings of
        unconsolidated affiliates                           523            (674)           1,872            5,922
--------------------------------------------------- ------------ ---------------- --------------- ----------------
Operating income                                        $63,155          $59,407        $115,091         $110,988
=================================================== ============ ================ =============== ================

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